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As filed with the U.S. Securities and Exchange Commission on December 13, 2004

Registration No. 333-119024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to
Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ORANGE 21 INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3851 (Primary Standard Industrial Classification Code Number)	33-0580186 (I.R.S. Employer Identification No.)

2070 Las Palmas Drive Carlsbad, CA 92009 (760) 804-8420 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Barry Buchholtz
Chief Executive Officer
Orange 21 Inc.
2070 Las Palmas Drive
Carlsbad, CA 92009
(760) 804-8420
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
T. Michael Hird, Esq. Christopher M. Forrester, Esq. Pillsbury Winthrop LLP 11682 El Camino Real, Suite 200 San Diego, CA 92130 (858) 509-4000 (858) 509-4010 facsimile	John C. Grosvenor, Esq. Ivan A. Gaviria, Esq. Manatt, Phelps & Phillips, LLP 695 Town Center Drive, Fourteenth Floor Costa Mesa, CA 92626 (714) 371-2500 (714) 371-2550 facsimile

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

SEC registration fee	$3,801
National Association of Securities Dealers, Inc. filing fee	10,500
Nasdaq National Market listing fee	100,000
Blue Sky fees and expenses	10,000
Accounting fees and expenses	275,000
Legal fees and expenses	400,000
Printing and engraving expenses	125,000
Registrar and Transfer Agent's fees	13,000
Miscellaneous fees and expenses	12,699

Total	$950,000

Item 14.    Indemnification of Directors and Officers

In connection with the completion of this offering, the Registrant intends to reincorporate into Delaware. Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Securities Act"). The Registrant's form of Restated Certificate to be effective upon completion of this offering (Exhibit 3.2 hereto) and the Registrant's Bylaws to be effective upon completion of this offering (Exhibit 3.3 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

The Underwriting Agreement (Exhibit 1.1) will provide for indemnification by the Underwriters of the Registrant, our directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

Item 15.    Recent Sales of Unregistered Securities

During the last three years, the Registrant has issued unregistered securities to a limited number of persons, as described below:

        (a)   During 2001, the Registrant sold 262,500 shares of its common stock at a price of $3.20 per share to 17 accredited investors for aggregate consideration of $840,000. In addition, the Registrant issued 133,359 shares of its common stock upon the conversion of $426,750 in outstanding convertible promissory notes and other accrued payables held by 11 accredited investors and accredited stockholders of the Registrant.

        (b)   During 2002, the Registrant sold 107,812 shares of its common stock at a price of $3.20 per share for aggregate consideration of $345,000 to 11 accredited investors and 10,062 shares of its common stock at a price of $4.80 per share for aggregate consideration of $48,300 to two accredited investors. In addition, the Registrant issued 95,464 shares of its common stock upon the conversion of $305,485 in outstanding promissory notes and other accrued payables held by two accredited investors and accredited stockholders and one nonaccredited investor of the Registrant.

        (c)   In April 2003, the Registrant sold 4,688 shares of its common stock to an accredited private investor at a price of $4.80 per share for aggregate consideration of $22,500.

        (d)   In May and June 2004, the Registrant sold 358,438 shares of its common stock to 26 accredited or sophisticated investors at a price of $4.80 per share for aggregate consideration of $1,720,500. In addition, in February through April 2004, the Registrant issued 13,541 shares of its common stock upon the conversion of $65,000 in outstanding convertible promissory notes held by two accredited stockholders of the Registrant.

        (e)   In October 2004, the Registrant issued 20,833 shares of its common stock upon conversion of private lender debt totaling $100,000.

        (f)    In February 2002, an option with respect to 7,812 shares of common stock, held by an employee of the Registrant, was exercised at a price of $3.20 per share, resulting in the issuance and sale by the Registrant of 7,812 shares of its common stock.

        (g)   In August 2003, options with respect to 12,500 shares of common stock, held by three accredited employees of the Registrant, were exercised at a price of $1.60 per share, resulting in the issuance and sale by the Registrant of 12,500 shares of its common stock.

        (h)   During August and September 2004, options with respect to 184,375 shares of common stock, held by seven individuals, were exercised at a price between $1.60 and $3.20 per share, resulting in the issuance and sale by the Registrant of 184,375 shares of its common stock.

The offers, sales and issuances of the securities described in paragraphs (a), (b), (c), (d) and (e) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The Registrant filed Form Ds with respect to each of these transactions with the SEC. The recipients of shares of common stock represented their intention to acquire the shares for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access to information about the Registrant through their relationship with the Registrant.

The offers, sales and issuances of the options and common stock described in paragraphs (f), (g) and (h) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access to information about the Registrant through their relationship with the Registrant.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit Number		Exhibit Description
1.1†		Form of Underwriting Agreement.
3.1†		Certificate of Incorporation of the Registrant.
3.2†		Form of Restated Certificate of Incorporation of the Registrant, to become effective upon the completion of this offering.
3.3†		Bylaws of the Registrant.
3.4†		Form of Amended and Restated Bylaws of the Registrant, to become effective upon the completion of this offering.
4.1†		Specimen Common Stock Certificate.
5.1		Opinion of Pillsbury Winthrop LLP.
10.1†		Form of Indemnification Agreement between the Registrant and its officers and directors.
10.2†		Form of 2004 Stock Incentive Plan.
10.3†		Corporate Services Agreement by and among the Registrant and No Fear, Inc. dated as of October 1, 2004.
10.4†		Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of October 5, 2001.
10.5†		First Amendment to Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of July 17, 2002.
10.6†		Second Amendment to Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of March 21, 2003.
10.7†		Third Amendment to Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of August 14, 2003.
10.8†		Fourth Amendment to Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of November 26, 2003.
10.9†		Fifth Amendment to Loan and Security Agreement by and between Comerica Bank-California dated as of December 16, 2003.
10.10	†	Sixth Amendment to Loan and Security Agreement by and between Comerica Bank dated as of August 5, 2004.
10.11	†	Sublease Agreement by and between Harris Corporation and Spy Optic, Inc. dated as of September 18, 2002.
10.12	†	Preliminary Commercial Lease Contract by and among Giudici Stefano, Giudici Sandro and Spy Optic, S.r.l. dated as of March 4, 2003.
10.13	†	Limited Exclusive Supply Agreement by and between Spy Optic, Inc. and LEM S.R.L. dated as of November, 2004.
10.14	†	Employment Agreement by and between Spy Optic, Inc. and Barry Buchholtz dated as of January 1, 2002.

10.15	†	Form of Website Services Agreement.
10.16	†	Premium Dealer Agreement by and between the Registrant and No Fear, Inc. dated as of September 9, 2004.
10.17	†	Limited Payment Guaranty by Boris Said dated September 8, 2004.
10.18	†	Limited Payment Guaranty by Tim Jones dated September 10, 2004.
10.19	†	Limited Payment Guaranty by Greg Theiss dated September 8, 2004.
21.1†		List of Subsidiaries.
23.1†		Consent of Nation Smith Hermes Diamond, APC.
23.2		Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).
24.1†		Power of Attorney (see page II-5 of this Registration Statement).

†
Previously filed.

(b)
Financial Statement Schedules

The following schedule required to be filed by Item 16(b) is contained on page II-8 of this registration statement:

Schedule II—Valuation and Qualifying Accounts for each of the three years ended December 31, 2003.

All other schedules have been omitted because they are either inapplicable or the required information has been provided in the consolidated financial statements or the notes thereto.

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 13th day of December, 2004.

ORANGE 21 INC.
By	/s/ Barry Buchholtz
Barry Buchholtz Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Barry Buchholtz Barry Buchholtz	Chief Executive Officer (Principal Executive Officer) and Director	December 13, 2004
/s/ Michael Brower Michael Brower	Chief Financial Officer (Principal Financial and Accounting Officer) Secretary and Treasurer	December 13, 2004
/s/ Mark Simo* Mark Simo	Chairman of the Board of Directors	December 13, 2004
/s/ Harry Casari* Harry Casari	Director	December 13, 2004
/s/ David Mitchell* David Mitchell	Director	December 13, 2004
/s/ Roger Penske, Jr.* Roger Penske, Jr.	Director	December 13, 2004
/s/ Greg Theiss* Greg Theiss	Director	December 13, 2004
/s/ Jeff Theodosakis* Jeff Theodosakis	Director	December 13, 2004
*By:	/s/ Barry Buchholtz Barry Buchholtz Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
1.1†		Form of Underwriting Agreement.
3.1†		Certificate of Incorporation of the Registrant.
3.2†		Form of Restated Certificate of Incorporation of the Registrant, to become effective upon the completion of this offering.
3.3†		Bylaws of the Registrant.
3.4†		Form of Amended and Restated Bylaws of the Registrant, to become effective upon the completion of this offering.
4.1†		Specimen Common Stock Certificate.
5.1		Opinion of Pillsbury Winthrop LLP.
10.1†		Form of Indemnification Agreement between the Registrant and its officers and directors.
10.2†		Form of 2004 Stock Incentive Plan.
10.3†		Corporate Services Agreement by and among the Registrant and No Fear, Inc. dated as of October 1, 2004.
10.4†		Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of October 5, 2001.
10.5†		First Amendment to Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of July 17, 2002.
10.6†		Second Amendment to Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of March 21, 2003.
10.7†		Third Amendment to Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of August 14, 2003.
10.8†		Fourth Amendment to Loan and Security Agreement by and between Comerica Bank-California and Spy Optic, Inc. dated as of November 26, 2003.
10.9†		Fifth Amendment to Loan and Security Agreement by and between Comerica Bank-California dated as of December 16, 2003.
10.10	†	Sixth Amendment to Loan and Security Agreement by and between Comerica Bank dated as of August 5, 2004.
10.11	†	Sublease Agreement by and between Harris Corporation and Spy Optic, Inc. dated as of September 18, 2002.
10.12	†	Preliminary Commercial Lease Contract by and among Giudici Stefano, Giudici Sandro and Spy Optic, S.r.l. dated as of March 4, 2003.
10.13	†	Limited Exclusive Supply Agreement by and between Spy Optic, Inc. and LEM S.R.L. dated as of November, 2004.
10.14	†	Employment Agreement by and between Spy Optic, Inc. and Barry Buchholtz dated as of January 1, 2002.
10.15	†	Form of Website Services Agreement.
10.16	†	Premium Dealer Agreement by and between the Registrant and No Fear, Inc. dated as of September 9, 2004.
10.17	†	Limited Payment Guaranty by Boris Said dated September 8, 2004.
10.18	†	Limited Payment Guaranty by Tim Jones dated September 10, 2004.

10.19	†	Limited Payment Guaranty by Greg Theiss dated September 8, 2004.
21.1†		List of Subsidiaries.
23.1†		Consent of Nation Smith Hermes Diamond, APC.
23.2		Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).
24.1†		Power of Attorney (see page II-5 of this Registration Statement).

†
Previously filed.

(b)
Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

Schedule II—Valuation and Qualifying Account

	Balance at Beginning of Year	Charges to Expense/Against Revenue	Write-Offs, Disposal, costs and other	Balance at End of Year
	(in thousands)
Allowance for doubtful accounts
Year ended December 31, 2001	$709,481	$93,967	$(521,462)	$281,986
Year ended December 31, 2002	$281,986	$350,978	$(312,702)	$320,262
Year ended December 31, 2003	$320,262	$349,111	$(170,662)	$498,711
Allowance for sales returns
Year ended December 31, 2001	$326,500	$1,328,132	$(1,341,581)	$313,051
Year ended December 31, 2002	$313,051	$2,440,701	$(2,228,232)	$525,520
Year ended December 31, 2003	$525,520	$2,857,797	$(2,624,540)	$758,777
Allowance for inventory reserve
Year ended December 31, 2001	$419,000	$262,927	$(364,653)	$317,274
Year ended December 31, 2002	$317,274	$593,171	$(445,053)	$465,392
Year ended December 31, 2003	$465,392	$615,091	$(375,471)	$705,012
Note:
Additions to the allowance for doubtful accounts are charged to expense. Additions to the allowance for sales returns are charged against revenues. Additions to the allowance for inventory reserve is charged against cost of goods sold.

All other schedules have been omitted because they are either inapplicable or the required information has been provided in the consolidated financial statements or the notes thereto.

QuickLinks

Part II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
Schedule II—Valuation and Qualifying Account